As filed with the Securities and Exchange Commission on May 21, 2020
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST NORTHWEST BANCORP
(Exact name of registrant as specified in its charter)

Washington	46-1259100
(State of incorporation)	(IRS Employer Identification No.)

105 West 8th Street
Port Angeles, Washington	98362
(Address of principal executive offices)	(Zip Code)

FIRST NORTHWEST BANCORP 2020 EQUITY INCENTIVE PLAN
(Full title of the plan)

Matthew P. Deines
President and Chief Executive Officer
First Northwest Bancorp
105 West 8th Street
Port Angeles, Washington 98362
Telephone: (360) 457-0461
(Name, address, and telephone number of agent for service)

Copies to:
Mary Ann Frantz
Miller Nash Graham & Dunn LLP
111 SW Fifth Avenue, Suite 3400
Portland, Oregon 97204
Telephone (503) 224-5858

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value (1)	520,000 shares	(2)	$5,434,000.00	$705.34

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares reserved for issuance under the 2020 Equity Incentive Plan (the "Plan") as a result of any future stock split, stock dividend, or similar adjustment of the outstanding common stock.

(2)
Pursuant to Rule 457(h), the proposed maximum aggregate offering price and the registration fee have been computed based on the average of the high and low sales prices of the common stock reported on The Nasdaq Stock Market on May 14, 2020, $10.45.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)	The Registrant's Annual Report on Form 10-K for the year ended December 31, 2019.

(b)	The Registrant's Schedule 14A definitive proxy statement for its 2020 annual meeting of shareholders filed on March 20, 2020, as amended by definitive additional materials filed on April 17, 2020.

(c)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

(d)
Portions of the Registrant's Current Reports on Form 8-K filed on February 5, 2020, March 17, 2020 (other than portion deemed furnished), April 14, 2020, April 30, 2020 (other than portion deemed furnished), May 4, 2020, and May 6, 2020 (other than portion deemed furnished).

(e)	The description of the Registrant's Common Stock contained in Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2019.

     Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification

Section 23B.08.510 of the Washington Business Corporation Act (the "WBCA") authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their services as an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director made party to a proceeding or obligate itself to advance or reimburse expenses incurred in a proceeding without regard to the limitations of Sections 23B.08.510 through 23B.08.550 of the WBCA, subject to certain limitations.

As permitted by the WBCA, the Registrant's articles of incorporation provide that the Registrant shall indemnify any of its directors or officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including an action by or in the right of the Registrant, except):

•acts or omissions of the director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer is finally adjudged liable to the Registrant;

•conduct of the director or officer finally adjudged to violate Section 23B.08.310 of the WBCA (relating to unlawful distributions); and

•any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

Insurance

The Registrant maintains directors' and officers' liability insurance under which the Registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities, including civil liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number    Description of Document

4.1	Articles of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2018.

4.2	Bylaws of the Registrant. Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2018.

5	Opinion of Miller Nash Graham & Dunn LLP as to the legality of the securities being registered.

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Miller Nash Graham & Dunn LLP (included in Exhibit 5).

24	Power of attorney of certain officers and directors.

99.1	First Northwest Bancorp 2020 Equity Incentive Plan. Incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Item 9. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Port Angeles, state of Washington, on the 21st day of May, 2020.

FIRST NORTHWEST BANCORP

By	/s/ Matthew P. Deines
Matthew P. Deines
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 21st day of May, 2020.

Signature	Title

(1)	Principal Executive Officer and Director:

/s/ Matthew P. Deines	President and Chief Executive Officer and Director
Matthew P. Deines

(2)	Principal Financial and Accounting Officer:

/s/ Geraldine Bullard	Executive Vice President and Chief Financial Officer
Geraldine Bullard

(3)	A majority of the Board of Directors:

*DANA D. BEHAR    Director
*DAVID A. BLAKE    Director
*CRAIG A. CURTIS    Director
*CINDY H. FINNIE    Director
*DAVID T. FLODSTROM    Director
*STEPHEN E. OLIVER    Director
*NORMAN J. TONINA, JR.    Director
*JENNIFER ZACCARDO    Director

*By /s/ Matthew P. Deines
     Matthew P. Deines
     Attorney-in-fact